Exhibit 99.1

             ATG Announces Preliminary Second-Quarter 2004 Results

     CAMBRIDGE, Mass.--(BUSINESS WIRE)--July 1, 2004--ATG (Art Technology Group, Inc., NASDAQ: ARTG) today announced preliminary financial results for the second quarter ended June 30, 2004. Based on preliminary financial data, total revenues for the second quarter of 2004 are expected to be in the range of $14.0 million to $14.5 million, compared with total revenues for the first quarter of 2004 of $16.8 million. In its first-quarter 2004 financial results news release, ATG stated that it expected revenues for the second quarter of 2004 to be "flat to sequentially higher" compared with its first-quarter 2004 results.
     "Several deals were delayed at the end of the second quarter, including a multi-million-dollar government contract," said Bob Burke, ATG president and CEO. "Although ATG was selected as a vendor, the government award is presently under protest, and consequently we are currently unable to complete the transaction and recognize the related revenue. We fully expect the protest will be resolved in the second half of 2004.
     "The revenue from these delayed deals would have enabled ATG to meet its revenue guidance for the second quarter. As we begin the third quarter of 2004, we see evidence of an improving business climate. As a result, we remain confident in our ability to improve ATG's bottom line and continue to target a return to profitability in the second half of 2004."
     ATG currently expects that its total expenses for the second quarter of 2004 will be in the range of $18.5 million to $19.5 million, in line with management's previously provided guidance. ATG's net loss per share for the second quarter of 2004, in accordance with accounting principles generally accepted in the United States (GAAP), is expected to be in the range of ($0.05) to ($0.07). ATG anticipates that its closing balance of cash, cash equivalents and marketable securities will be between $33 million and $34 million. This range is at the higher end of the company's previous guidance.
     ATG expects to report its second-quarter 2004 financial results on Thursday, July 22, 2004.

     ABOUT ATG

     ATG (Art Technology Group, Inc., NASDAQ: ARTG) delivers innovative software to help high-end consumer-facing companies create a richer, more adaptive interactive experience for their customers and partners online and via other channels. ATG has delivered category-leading e-business solutions to many of the world's best-known brands including A&E Television, Aetna Services, Inc., Alcatel, American Airlines, Barclays Global Investors, Best Buy, BMG Direct, Eastman Kodak, Ford Motor Credit, HSBC, Hyatt, J.Crew, Merrill Lynch, Newell Rubbermaid, Target, U.S. Army, Walgreen Company and Wells Fargo. The company is headquartered in Cambridge, Massachusetts, with additional locations throughout North America, Europe, and Asia. For more information about ATG, please visit www.atg.com.

     This press release contains forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause ATG's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such statements include, but are not limited to, those regarding the company's expected financial results for the second quarter of 2004 or any quarters thereafter, its ability to close the delayed transactions specified above, the Company's ability to improve its bottom line and achieve profitability in the second half of 2004; the Company's ability to forecast the overall business climate; the effect of weakened or weakening economic conditions or perceived conditions on the level of spending by customers and prospective customers for ATG's software and services; financial and other effects of cost control measures; customization and deployment delays or errors associated with ATG's products; the result of longer sales cycles for ATG's products; satisfaction levels of customers regarding the implementation and performance of ATG's products; ATG's need to maintain and enhance business relationships with systems integrators and other parties who may be affected by changes in the economic climate; ATG's abilities to attract and maintain qualified executives and other personnel and to motivate employees; activities by ATG and others related to protection of intellectual property; and release of competitive products and other activities by competitors. Important risk factors affecting ATG's business generally may be found in their periodic reports and registration statements filed with the Securities and Exchange Commission at www.sec.gov. Risk factors related to the subject matter of this press release include the effect of weakened or weakening economic conditions or perceived conditions on the level of spending by customers and prospective customers for ATG's software and services; the result of longer sales cycles for ATG's products and ATG's ability to conclude sales based on purchasing decisions that are delayed; and potential adverse financial and other effects of litigation and the release of competitive products and other activities by competitors. ATG undertakes no obligation to update any of the forward-looking statements after the date of this press release.

     (C) 2004 ATG and Art Technology Group are registered trademarks of Art Technology Group, Inc. All other product names, service marks, and trademarks mentioned herein are trademarks of their respective owners.

     CONTACT: Art Technology Group, Inc.
              Ed Terino, 617-386-1005
              eterino@atg.com
              or
              Jerry Sisitsky, 617-386-1158
              jsisitsk@atg.com